Exhibit 5.1

780 NORTH WATER STREET
MILWAUKEE, WISCONSIN 53202-3590

TEL ● 414.273.3500   FAX ● 414.273.5198

WWW.GKLAW.COM

May 24, 2013

Nicolet Bankshares, Inc.
111 N. Washington Street
Green Bay, Wisconsin 54301

Ladies and Gentlemen:

We have acted as Wisconsin counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to the offer and sale by you of up to 1,110,000 shares of common stock, $0.01 par value per share (the “Shares”), of Nicolet Bankshares, Inc., a Wisconsin corporation (the “Company”), issuable pursuant to the Company’s 2002 Stock Incentive Plan (the “Plan”).

As counsel to the Company, we are familiar with the Articles of Incorporation and Bylaws of the Company, each as amended. We have also examined, or caused to be examined, such other documents and instruments and have made, or caused to be made, such further investigation as we have deemed necessary or appropriate to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in the manner set forth in the Plan, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.
GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX,® A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.